Investor Update

Investor Update: October 22, 2019

This update provides JetBlue’s investor guidance for the fourth quarter ending December 31, 2019 and full year 2019.

Recent Announcements

JetBlue has recently announced new service between the following city pair:

City Pair	Frequency	Start Date
New York (JFK) - Georgetown, Guyana (GEO)*	1x daily	April 2, 2020

*Subject to government approval

Capacity

Fourth quarter 2019 available seat miles (ASMs) are estimated to increase 4.5% to 6.5% year-over-year.  Full year 2019 ASMs are estimated to increase 6.0% to 7.0% year-over-year.

JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

Fourth Quarter 2019				Full Year 2019
A320	A321 All-Core	A321 Mint	E190	A320	A321 All-Core	A321 Mint	E190
52%	18%	20%	10%	53%	17%	20%	10%

Operational Outlook

	Fourth Quarter	Full Year
	2019	2019
Operating Expense Year-Over-Year Percentage Change
Unit Operating Expense Excluding Fuel (CASM Ex-Fuel)(1)	(1.0) - 1.0%	0.5 - 1.0%
Operating Expenses Related to other Non-Airline Businesses (in millions)	$11 - $15	$40 - $50

1 CASM Ex-Fuel excludes fuel and related taxes, special items and operating expenses related to non-airline businesses.  With respect to JetBlue’s CASM Ex-Fuel and guidance, JetBlue is not able to provide a reconciliation of the non-GAAP financial measure to GAAP because the excluded items have not yet occurred and cannot be reasonably predicted. The reconciling information that is unavailable would include a forward-looking range of financial performance measures beyond our control, such as fuel costs, which are subject to many economic and political factors beyond our control.  Beginning with the first quarter 2018, Operating Expenses Related to other Non-Airline businesses include JetBlue Travel Products and equivalent prior period costs.  Full year 2018 CASM Ex-Fuel excludes the non-cash impairment charge related to the Embraer E190 Fleet review, as well as other E190 exit costs and certain costs associated with the pilots' collective bargaining agreement. We believe these special items distort our overall trends.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

	Fourth Quarter	Full Year
	2019	2019
Fuel Expense
Estimated Consumption (gallons)	221 million	887 million
Estimated Fuel Price per Gallon, Net of Hedges [1]	$2.07²

¹ Includes fuel taxes.
² JetBlue utilizes the forward Brent crude curve and the forward Brent crude to heating oil crack spread to calculate the unhedged portion of its prompt quarter. As of October 11, 2019, the forward Brent crude per barrel price was $60 and the crack spread averaged $21 per barrel for the fourth quarter of 2019.

Fuel Hedges

As of October 11, 2019 JetBlue’s advanced fuel derivative contracts are as follows:

	Gallons	Estimated Percentage of Consumption	Price
4Q19	22 million	9.9%	9.9% in USGC Jet bull call spreads at an average strike price of $1.95/gal x $2.20/gal
1Q20	22 million	10.1%	10.1% in USGC Jet bull call spreads at an average strike price of $1.90/gal x $2.15/gal
2Q20	22 million	9.6%	9.6% in USGC Jet bull call spreads at an average strike price of $1.90/gal x $2.15/gal

Other Income (Expense)

JetBlue estimates total Other Income (Expense) to be between ($13) and ($18) million in the fourth quarter 2019 and between ($53) and ($58) million for the full year 2019, excluding the third quarter gain on an equity investment.

Tax Rate

JetBlue expects an effective tax rate of approximately 26% for the fourth quarter 2019 and for the full year 2019. However, the actual tax rate could differ due to a number of factors.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Capital Expenditures
(In millions)

Fourth Quarter 2019			Full Year 2019
Aircraft	Non-aircraft	Total	Aircraft	Non-aircraft	Total
$450 - $550	$40 - $60	$490 - $610	$1,000 - $1,100	$150 - $200	$1,150 - $1,300

Airbus Order Book

As of September 30, 2019 JetBlue’s fleet was comprised of 130 Airbus A320 aircraft, 28 Airbus A321 All-Core aircraft, 35 Airbus A321 Mint aircraft, 1 Airbus A321NEO All-Core aircraft, and 60 EMBRAER E190 aircraft, for a total of 254 aircraft. On October 1, 2019 JetBlue took delivery of one additional Airbus A321NEO All-Core aircraft, for a total fleet of 255 aircraft (as of October 22, 2019).

JetBlue’s Airbus order book as of October 22, 2019:

Year	Airbus A220	Airbus A321 NEO	Total
2019*	—	11*	11*
2020	1	14	15
2021	6	17	23
2022	8	15	23
2023	19	14	33
2024	22	12	34
2025	12	—	12
2026	2	—	2
Total	70	83	153

* 13 aircraft were contractually scheduled for delivery in 2019. However, due to delays in Airbus’ NEO program, our capacity guidance and capital expenditure assumptions assume delivery of a maximum of six NEO aircraft in 2019.

Share Count

Share count estimates for calculating basic and diluted earnings per share are as follows:

	Fourth Quarter	Full Year
	2019	2019
Basic Share Count	290.1 million	297.9 million
Diluted Share Count	292.2 million	299.7 million

These share count estimates do not include any future share repurchases that may occur throughout 2019 under JetBlue’s share buyback program.  The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

This Investor Update contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; our significant fixed obligations and substantial indebtedness; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; the spread of infectious diseases; adverse weather conditions or natural disasters; and external geopolitical events and conditions.  It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com